Exhibit 99.1

AdCare Health Systems, Inc. Completes Public Offering of Series A Preferred Stock

ATLANTA, April 13, 2015 /PRNewswire/-- AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company”) announced today that it has closed an underwritten public offering of 575,000 shares of its 10.875% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $25.75 per share. The Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA.”
The shares of Series A Preferred Stock were sold in a “best efforts” underwriting. MLV & Co. LLC and Northland Capital Markets acted as Joint Book-Running Managers for the offering. Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC. GVC Capital LLC acted as Co-Manager for the offering.
The net proceeds to the Company from the offering were approximately $13.5 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering to repay certain indebtedness and for general corporate purposes, which may include the repayment of other debt or the funding of potential acquisitions.
The offering was made pursuant to the Company’s existing effective shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission. Copies of the final prospectus and related prospectus supplement with respect to these securities may be obtained by contacting MLV & Co. LLC, 1301 Avenue of the Americas, 43rd Floor, New York, New York 10019, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com, Telephone: (888) 344-2272 or Northland Capital Markets, 45 South 7th Street, Suite 2000, Minneapolis, Minnesota 55402, Attention: Adam J. Sandvig, Email: asandvig@northlandcapitalmarkets.com, Telephone: (612) 460-4803.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 40 facilities, primarily in the Southeast. For more information about the Company, visit www.adcarehealth.com.
Important Cautions Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intended use of proceeds from the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contacts	Investor Relations
William (Bill) McBride, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com